EXHIBIT 99.1

ADT Announces Executive Leadership Changes

Changes build on strong leadership team and align with company’s renewed focus on growth

BOCA RATON, Fla., May 5, 2021 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and business security, today announced several changes to its leadership.

Jim Boyce, President, Chief Business Development Officer, has announced his decision to retire effective May 31, 2021. The company is grateful for Jim’s leadership, wisdom, and dedication, and for his many contributions as CEO of Defenders and its successful integration into ADT.  Boyce will continue to advise the company’s President and CEO Jim DeVries on a consultative basis.

With Boyce’s retirement, Jeff Likosar has been named Chief Financial Officer and President, Corporate Development, and will assume responsibility for corporate strategy, business development, partnerships, and communications, in addition to his current responsibilities as CFO. Supporting Likosar will be company veteran Ken Porpora, who has been promoted to Executive Vice President, Finance.

Keith Holmes will join ADT later this month as Executive Vice President and Chief Revenue Officer, reporting directly to DeVries. Holmes comes to ADT from Cox Communications, Inc., where he served most recently as Executive Vice President, Head of Cox Business. At ADT, Holmes will lead go-to-market activities and teams, including marketing, sales execution, offer development, and pricing – all key drivers of the company’s long-term revenue growth.

Don Young, who was serving as the company’s Chief Information Officer and Executive Vice President, Field Operations, has been named Executive Vice President and Chief Operating Officer. In this role, he will now also oversee all aspects of service delivery to customers.

Jill Greer joined ADT in April 2021 as Senior Vice President – Finance, Investor Relations and Communications, reporting to Jeff Likosar. Greer comes to ADT after a long career with Delta Air Lines, where she served as Vice President – Investor Relations.

“I want to congratulate Jim Boyce on a well-deserved retirement and thank him for being a trusted friend and partner for many years,” said ADT’s President and CEO Jim DeVries. “With Jim’s upcoming departure and our renewed focus on growth, we’ve realigned and enhanced our team, ensuring we’re building a strong leadership group that will serve ADT well into the future.”

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FORWARD-LOOKING STATEMENTS

This press release contains certain information that may constitute “forward-looking statements” and therefore is subject to risks and uncertainties.  All statements contained in this press release that are not clearly historical in nature are forward looking.  Forward-looking information involves risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements, including without limitation, the risks and uncertainties disclosed or referenced in ADT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About ADT Inc.
ADT is the most trusted brand in smart home and business security. Through innovative products, partnerships and the largest network of smart home security professionals in the United States, we connect and protect what matters most to our customers at home, work and on the go. For more information, visit www.adt.com.

Media Contacts:
Paul Wiseman
paulwiseman@adt.com